Filed Pursuant to Rule 424(b)(3)
File No. 333-140842

CORPORATE PROPERTY ASSOCIATES 17 — GLOBAL INCORPORATED

Prospectus Supplement No. 2 Dated October 29, 2008
To Prospectus Dated September 9, 2008

This prospectus supplement (the “Prospectus Supplement”) is part of, and should be read in conjunction with, the prospectus of Corporate Property Associates 17 — Global Incorporated, dated September 9, 2008 (as amended or supplemented, the “Prospectus”). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Corporate Property Associates 17 — Global Incorporated upon request.

RECENT DEVELOPMENTS

Our Offering and Issuances through our Distribution Reinvestment and Stock Purchase Plan

As detailed in the Prospectus, we are offering up to $2,475,000,000 in shares of our common stock, including $475,000,000 in shares of common stock through our distribution reinvestment plan. As of October 28, 2008, we have issued a total of 29,733,821 shares of our common stock in connection with our offering, raising aggregate gross proceeds of $297,089,788. Of these amounts, $13,654,991 has been raised since October 10, 2008, the most recent date available at the time of the filing of our Prospectus Supplement No. 1, dated October 14, 2008. As of October 28, 2008, we have also issued a total of 272,727 shares ($2,590,911) pursuant to our distribution reinvestment plan.

SUITABILITY STANDARDS FOR IOWA INVESTORS

The additional suitability standards for investors residing in Iowa have been revised and are now the following:

Iowa: The maximum investment in CPA:17, its affiliated programs, and any other similar programs cannot exceed 10% of an Iowa resident’s net worth.

These additional requirements supersede those set forth on page 1 of the Prospectus.

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